EXHIBIT 16.1

                       Letter from Marcum and Kliegman LLP

                                                                  March 19, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: File No. 0-23512

Ladies and Gentlemen:

We were engaged as the principal accountants for Biocoral, Inc. (the "Company") on February 16, 2004. We resigned from such engagement prior to issuing any report on the consolidated financial statements of the Company. We have read the Company's statements included pursuant to Item 4 in its Current Report on Form 8-K dated March 19, 2004. At the request of the Company, we hereby state that we agree with the statements included in Item 4 of the Form 8-K that relate to our firm.

Very truly yours,


/s/ Marcum & Kliegman LLP
Marcum & Kliegman LLP